Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

March 31, 2006

NorthStar Realty Finance Corp.
527 Madison Avenue, 16th Floor
New York, New York 10022

NorthStar Realty Finance Corp.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), in connection with the preparation of a Form S-3 registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission (“SEC”), with respect to the offer and sale of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), depositary shares representing preferred stock (“Depositary Shares”), debt securities of the Company (“Debt Securities”), warrants entitling the holders to purchase Common Stock, Preferred Stock, Depositary Shares, or Debt Securities (“Warrants”), and units comprising one or more of the preceding securities of the Company (together with the Common Stock, the Preferred Stock, the Depositary Shares, and the Warrants, the “Offered Securities”), to be offered from time-to-time, having an aggregate public offering price not to exceed $1,000,000,000, as described in the Registration Statement and on terms to be determined at the time of the offering. You have requested our opinion regarding certain U.S. federal income tax matters.

The Company owns interests in senior and subordinated debt investments secured primarily by income-producing real estate properties; commercial real estate debt securities, including commercial mortgage-backed securities, unsecured debt issued by real estate investment trusts (“REITs”), and credit tenant loans; and real estate properties that are primarily net leased to corporate tenants. The Company holds its assets through NorthStar Realty Finance Limited Partnership (the “Operating Partnership”). The Operating Partnership owns all of the common stock of NRFC Sub-REIT Corp., a Maryland corporation (the “Private REIT”), which owns substantially all of the Company’s investments. The Operating Partnership also indirectly owns approximately 83.3% of the preferred equity in N-Star Real Estate CDO I, Ltd. (“CDO I”), which was the issuer in a collateralized debt obligation securitization. The Company and CDO I have elected to treat CDO I as a taxable REIT subsidiary (“TRS”) of the Company.

NorthStar Realty Finance Corp.
March 31, 2006

In giving this opinion letter, we have examined the following:

1.	the Company’s Articles of Amendment and Restatement;

2.	the Private REIT’s Articles of Incorporation;

3.	the Operating Partnership’s Agreement of Limited Partnership;

4.	the Registration Statement and the prospectus filed as a part thereof (the “Prospectus”);

5.	the TRS elections for CDO I and NS Servicing LLC (“NS Servicing”); and

6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.
during its taxable year ending December 31, 2006, and future taxable years, the Company and the Private REIT will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company and the Private REIT (the “Officer’s Certificate”), true for such years;

3.
the Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership, the Private REIT, CDO I, or NS Servicing after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

4.
no action will be taken by the Company, the Operating Partnership, the Private REIT, CDO I, or NS Servicing after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

NorthStar Realty Finance Corp.
March 31, 2006

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations in a material way.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, the discussion in the Prospectus under the caption “Federal Income Tax Considerations” (which is incorporated herein by reference), and without further investigation, we are of the opinion that:

(a) each of the Company and the Private REIT qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for their taxable years ended December 31, 2004 and December 31, 2005, and the Company’s and the Private REIT’s organization and current and proposed methods of operation will enable each of them to continue to qualify as a REIT for its taxable year ending December 31, 2006, and in the future; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Considerations” are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Offered Securities.

Except as described herein, we have performed no further due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer’s Certificate.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for its 2006 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code, the Treasury regulations (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company or the Private REIT from qualifying as REITs.

NorthStar Realty Finance Corp.
March 31, 2006

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Offered Securities pursuant to the Prospectus (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the caption “Federal Income Tax Considerations” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,
/s/ HUNTON & WILLIAMS LLP